Canwest Media Inc.
31st Floor
CanWest Global Place
201 Portage Avenue
Winnipeg, MB  R3B 3L7

Attention: General Counsel

Dear Sirs:

Re:	Canwest Media Inc. (the “Issuer”)

Reference is made to an extension agreement dated as of April 14, 2009 (the “Original Extension Agreement”) between the Issuer, the guarantors party to the Indenture (as hereinafter defined) as of the date hereof and listed on the signature pages hereto (the “Guarantors”), and the holders, or parties with discretionary authority to manage the funds of the holders, of certain of the 8% senior subordinated notes due 2012 (collectively, the “Notes”) issued pursuant to the indenture dated as of November 18, 2004 (as amended, modified, restated or supplemented from time to time, the “Indenture”) that are listed on the signature pages hereto (such holders, or parties with discretionary authority to manage the funds of the holders, being collectively, the “Noteholders”).  All capitalized terms used herein but not defined shall have the meanings ascribed thereto in the Original Extension Agreement.

Pursuant to the Original Extension Agreement, the Noteholders agreed not to demand payment of their Notes for a period ending on April 21, 2009 (which date coincided with the expiry date of the Issuer’s waiver agreement dated April 7, 2009 with the Senior Lenders), notwithstanding the Issuer’s Interest Payment Default.

The Issuer has requested that the Noteholders extend the Original Extension Agreement, and the Noteholders have agreed not to exercise their rights and remedies available under the Indenture, notwithstanding the occurrence of the Interest Payment Default which is continuing, until the date and upon the terms and conditions set forth herein (it being understood by the Parties hereto that the terms of the Original Extension Agreement shall continue to be in full force and effect except as modified by the terms of this letter agreement).

1. The Original Extension Agreement is hereby amended as follows:

(a)	The definition of “Extension Effective Date” in the Original Extension Agreement is hereby deleted in its entirety and replaced with the following:

““Extension Effective Date” means the date upon which executed copies of counterparts of this letter agreement have been delivered to Goodmans by the Issuer, the Guarantors and the Noteholders.”

(b)	The definition of “Waiver Agreement” in the Original Extension Agreement is hereby deleted in its entirety and replaced with the following:

““Waiver Agreement” means the waiver agreement dated as of April 21, 2009 among the Issuer, as borrower, the Guarantors, as guarantors, the lenders from time to time party to the Senior Credit Agreement, as lenders, and The Bank of Nova Scotia, in its capacity as administrative agent.”

(c)	The date of “April 21, 2009” referred to in the definition of “Extension Period” and in Sections 3 and 10(e) of the Original Extension Agreement is hereby deleted and replaced with “May 5, 2009”.

(d)	Section 10(g)(ii) is hereby deleted in its entirety and replaced with the following:

“(ii) incurs or guarantees, directly or indirectly, any Indebtedness in excess of Cdn.$125,000,000 under the Senior Credit Agreement or any refinancing thereof;”

2.
A Statement of Projected Cash Flows for the period from April 21, 2009 to May 5, 2009 (the “Cash Flows”) prepared by the Issuer has been delivered to Goodmans in connection with this letter agreement.  The Issuer covenants and agrees to adhere in all material respects to the Cash Flows in the operation of its business during the Extension Period, assuming that the assumptions underlying the Cash Flows do not materially change during the Extension Period.

3.
Notwithstanding (a) the advisor confidentiality, non-disclosure and non-use agreement dated as of February 27, 2009 between Goodmans, Canwest Global Communications Corp. (“CGCC”) and the Issuer; and (b) the financial advisor confidentiality, non-disclosure and non-use agreement dated as of March 24, 2009 between Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan”), CGCC, CW Investments Co. and the Issuer, the Issuer consents to Goodmans and/or Houlihan engaging in discussions with the legal and financial advisors of the Senior Lenders; provided that Goodmans will report to the Issuer’s counsel as to the substance of such discussions and the legal and financial advisors of the Senior Lenders may, upon the request of the Issuer, report to the Issuer as to the substance of such discussions.

4.
The Issuer hereby acknowledges, agrees and confirms that each Noteholder and any affiliate, designee or any person having a common adviser or manager with any Noteholder (collectively, the “Noteholder Group”) shall be deemed an “Eligible Assignee” as defined in the model credit agreement provisions attached as Schedule D to the Senior Credit Agreement and forming part of the Senior Credit Agreement.  The Issuer hereby consents to and approves of any assignment by one or more of the Senior Lenders to one or more members of the Noteholder Group, provided (i) not less than 100% of the Commitments (as such term is defined in the Senior Credit Agreement) of each Senior Lender and the outstanding indebtedness owing by the Issuer to the Senior Lenders under the Senior Credit Agreement are assigned to the Noteholder Group; and (ii) not less than 100% of all other obligations that are guaranteed or secured pursuant to the Loan Documents (as such term is defined in the Senior Credit Agreement) are assigned to the Noteholder Group; or such lesser amount that is agreed to by the Noteholders and the Issuer.

5.
The Issuer and each Guarantor hereby represents and warrants, severally and not jointly, that the representations and warranties set forth in Section 5 of the Original Extension Agreement continue to be true and correct in all respects as of the date hereof.

6.	The Issuer and the Guarantors hereby ratify and reaffirm all of their payment and performance obligations and obligations to indemnify, contingent or otherwise, under the Indenture and the Guarantees.

7.
Except as expressly modified by the terms of this letter agreement, the terms of the Original Extension Agreement shall continue to apply in full force and effect, unamended.  This letter agreement may not be modified or amended except by a written instrument signed by the Issuer, the Guarantors and each of the members of the Noteholders’ Committee at the time of the execution of such written instrument.

8.
This letter agreement may be signed in counterparts, each of which, when taken together, shall be deemed an original. Execution of this letter agreement is effective if a signature is delivered by facsimile transmission or electronic (e.g., pdf) transmission.

9.	This letter agreement shall be binding upon and enure to the benefit of the Parties hereto and each of their respective successors and assigns.

10.
If any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this letter agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the terms of this letter agreement remain as originally contemplated to the fullest extent possible.

11.
THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  EACH PARTY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE PROVINCE OF ONTARIO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT.

12.
The Issuer and the Guarantors acknowledge and agree that any waiver or consent that the Noteholders may make on or after the date hereof has been made by the Noteholders in reliance upon, and in consideration for, the covenants, agreements, representations and warranties of the Issuer and the Guarantors hereunder.

The above terms are subject to the condition precedent that a fully signed copy of this letter agreement signed by the Issuer and the Guarantors shall be provided to Goodmans on behalf of the Noteholders prior to 8 a.m. on April 22, 2009, failing which an immediate Event of Default shall occur without any further action on the part of the Noteholders or the Trustee.